Exhibit 21.1

Nova LifeStyle, Inc. and subsidiaries as of December 31, 2011

Subsidiary Name	Jurisdiction of Incorporation	Percentage Owned
Diamond Bar Outdoors, Inc.	California, U.S.	100%
Nova Furniture Limited	British Virgin Islands	100%
* Nova Furniture Macao Commercial Offshore Ltd.	Macao	100%
* Nova Furniture (Dongguan) Co., Ltd.	People’s Republic of China	100%
* Nova Dongguan Chinese Style Furniture Museum	People’s Republic of China	100%	(1)

*           Indicates subsidiary of a subsidiary.

(1)	Wholly owned non-profit subsidiary of Nova Furniture (Dongguan) Co., Ltd.